Exhibit 4.23

NON-STATUTORY STOCK OPTION

Granted by

Exa Corporation (the “Company”)

Under the 2011 Stock Incentive Plan

This Option is and shall be subject in every respect to the provisions of the Company’s 2011 Stock Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.

1.	Name of Holder:

2.	Date of Grant:

3.	Maximum number of shares for

which this Option is exercisable:

4.	Exercise (purchase) price per share:

5.	Method of Exercise: This Option may be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with payment by one of the following methods:

cash or a personal, certified or bank check payable to the order of the Company for an amount equal to the exercise price of the shares being purchased; or

with the consent of the Company, any of the other methods set forth in the Plan.

6.	Expiration Date of Option:

7.	Vesting Schedule:

8.	Termination of Employment. This Option shall terminate on the earliest to occur of:

(i)	the date of expiration thereof;

(ii)	immediately upon the date of termination of the Holder’s employment with or services to the Company by the Company for Cause (as defined in the Plan);

(iii)	ninety (90) days after the date of voluntary termination of employment or services by the Holder (other than for death or permanent disability as defined in the Plan);

(iv)	ninety (90) days after the date of termination of the Holder’s employment with or services to the Company by the Company without Cause (other than for death or permanent disability as defined in the Plan); or

(v)	one (1) year after the date of termination of the Holder’s employment with the Company by reason of death or permanent disability (as defined in the Plan).

9.	Lock-Up Agreement. The Holder agrees that upon the request of the Company or the managing underwriter(s) of any offering of securities of the Company that is the subject of a registration statement filed under the Act, for a period of time (not to exceed 180 days, plus such additional number of days (not to exceed 35) as may reasonably be requested to enable the underwriter(s) of such offering to comply with Rule 2711(f) of the Financial Industry Regulatory Authority or any amendment or successor thereto) from the effective date of the registration statement under the Act for such offering, the Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock issued pursuant to the exercise of this Option, without the prior written consent of the Company and such underwriters.

10.	Tax Withholding. The Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements.

11.	French Residents. Notwithstanding any provision herein to the contrary, if the Holder is a resident of France, this Option may not be exercised earlier than one year after Date of Grant, and shares of Stock issued pursuant to the exercise of this Option may not be sold or transferred (other than by will or the laws of descent and distribution) within four years from the Date of Grant of the Option.

12.	Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Exa Corporation, 55 Network Drive, Burlington, MA 01803, attention of the chief financial officer, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option, as of the Date of Grant.

Exa Corporation

By:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Option, and agrees to the terms of this Option and the Plan.

Holder

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